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                                                                    EXHIBIT 99.1

                                   APPENDIX A


                     AMENDED AND RESTATED WEST COAST BANCORP
                    COMBINED 1991 INCENTIVE STOCK OPTION PLAN
                     AND 1991 NONQUALIFIED STOCK OPTION PLAN

         1. Purpose. The purpose of this Incentive Stock Option Plan and this Nonqualified Stock Option Plan (jointly, the "Plan") is to enable West Coast Bancorp, an Oregon corporation (the "Company"), to attract and retain in its employ people with training, experience and ability and to provide additional incentive to key individuals by giving them an opportunity to participate in the ownership of the Company.

         2. Shares Subject to the Plan. Except as provided in paragraph 14, the maximum number of shares covered by options granted under the Plan in any calendar year shall not exceed 2% of the shares of the Company's common stock, no par value per share ("Common Stock"), outstanding on January 1 of each such year.

         3. Duration of the Plan. The Plan shall be effective as of the date the Plan is approved by the Company's Board of Directors ("Board"), provided that the Plan is approved by the shareholders of the Company at the next annual meeting. Options granted under the Plan prior to such shareholder approval shall be and are made subject to defeasance by the failure of the shareholders to approve the Plan. The Plan shall continue in effect until terminated by action of the Board. No Incentive Stock Option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) may be granted hereunder after ten years from the effective date of the Plan. The Board shall have the right to suspend or terminate the Plan at any time except with respect to any options then outstanding under the Plan.

         4. Administration. The Plan shall be administered by the Board, which shall determine and designate from time to time the individuals to whom options shall be granted, the number of shares to be covered by each option, the option price and the period of each such option, whether such options are incentive stock options or nonqualified stock options and any conditions or restrictions to which such option is subject. Subject to the provisions contained in the Plan, the Board may from time to time adopt rules and regulations relating to the administration of the Plan, and the interpretation and construction by the Board of the provisions of the Plan shall be final and conclusive. Notwithstanding the foregoing, the Board, if it so determines, may delegate to a committee of the Board any or all authority for administration of the Plan. Any such committee shall be constituted as to permit the Plan to qualify under Rule 16b-3 or any successor rule adopted by the Securities and Exchange Commission.

         5. Eligibility. Options may be granted under the Plan to such individuals, whether or not employees of the Company, who, in
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the judgment of the Board, will perform services of special importance to the
Company in the management, operation and development of its business, provided that no director of the Company who is not otherwise an employee of the Company shall be eligible to be granted options under the Plan.

         6. Limitation on Amount of Grants. The aggregate fair market value (determined at the time of grant) of stock with respect to which options under the Incentive Stock Option Plan and under all other incentive stock option plans (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) of the Company or any parents or subsidiaries, are exercisable for the first time by the individual during any calendar year shall not exceed $100,000 or such other limit as may be prescribed by the Code from time to time. No limitation shall apply to operations granted under the Nonqualified Option Plan.

         7. Exercise Price.

            (a) Subject to paragraph 9, the exercise price per share under each option granted under the Incentive Stock Option Plan shall be determined by the Board, but shall not be less than 100 percent of the fair market value of the shares covered by the option on the date such option is granted.

            (b) The price per share under each option granted under the Nonqualified Stock Option Plan shall be determined by the Board and may be less than, equal to or greater than the fair market value of the shares covered by the option on the date such option is granted.

         8. Duration of Options.

            (a) Each option granted under the Incentive Stock Option Plan shall continue in effect for the period fixed by the Board, except that no option issued under the Incentive Stock Option Plan will be exercisable after the expiration of ten years from the date it is granted.

            (b) Each option granted under the Nonqualified Stock Option Plan will continue for such term as may be established by the Board at the time of grant.

         9. Limitations on Grants to Certain Shareholders. Options may be granted under the Incentive Stock Option Plan to an individual possessing more than 10% of the total combined voting power of all classes of stock of the Company and any parent or subsidiary only if the exercise price is at least 110 percent of the fair market value of the stock subject to the option at the time of grant to such an individual. An option granted under the Incentive Stock Option Plan to such an individual is not exercisable after the expiration of five years from the date the option is granted.

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         10. Nonassignability. No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and during the optionee's lifetime such option shall be exercisable only by the optionee.

         11. Termination of Employment.

             (a) In the event the employment of the optionee by the Company or a subsidiary shall terminate for any reason other than specified in Section 11(b) or (c), options granted under the Plan shall expire as of the earlier of the option's original termination date or (i) no later than 90 days after the optionee's last day of employment in the case of Incentive Options granted under the Plan or (ii) no later than two years after the optionee's last day of employment in the case of Nonqualified Options granted under the Plan.

             (b) In the event of the termination of the optionee's employment because of disability, the option may be exercised by the optionee on or prior to the expiration date of the option, or in the case of an Incentive Stock Option, no later than one year after the termination of the optionee's employment.

             (c) In the event of the death of an optionee while an option is outstanding, the option shall be exercisable on or prior to the expiration date of the option or the expiration of one year after the date of such death, whichever is earlier, but only by the person or person to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death.

To the extent that the option of any deceased optionee or of any optionee whose employment is terminated shall not have been exercised within the limited period above provided, all further rights to purchase shares pursuant to such option shall cease and terminate at the expiration of such period.

         12. Exercise of Option. Shares may be purchased or acquired pursuant to an option granted hereunder only upon receipt by the Company of notice of exercise in writing from the optionee, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and, unless in the opinion of counsel for the Company such a representation is not required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to, or in connection with, any distribution thereof. On or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company therefor the full purchase price of said shares in cash, in previously acquired stock of the Company or a combination of cash and previously acquired stock. At the election of the optionee, the exercise of an option

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may be made by sequential delivery of an increasingly greater number of shares of the Common Stock acquired through the exercise of the option (referred to a "pyramiding") and in such event, actual delivery and issuance of shares shall not be required but may be effected through book entries in the Company's records. No shares shall be issued until full payment therefor has been made and a participant shall have none of the rights of a shareholder until shares are issued to such participant. Each optionee who has exercised an option shall, upon notification of the amount due and prior to or concurrently with delivery of the certificate representing the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements. Such payment may be in cash or in shares of Common Stock equal in market value as of the date the purchase of the option shares is completed to the amount necessary to satisfy the withholding requirements. At the election of the optionee, the Company shall withhold from the shares to be delivered to the optionee upon exercise of the option such number of shares equal in market value to the amount necessary to satisfy the withholding requirement.

         13. Restrictions. The Board may grant options under the Plan subject to vesting requirements, buy back restrictions or forfeiture provisions as the Board deems advisable.

         14. Changes in Capital Structure.

             (a) Except as provided in subparagraph (b), in the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board in the number and kind of shares for the purchase of which options may be granted under the Plan. In addition, the Board shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable as well as a corresponding adjustment in the exercise price per share under each option. Such adjustment, if any, made by the Board shall be final, binding and conclusive.

             (b) In the event of dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, in lieu of providing for options as provided for above in this paragraph 14, the Board may, in its sole discretion, provide a 30-day period immediately prior to such event during which optionees shall have the right to exercise options in whole or in part without any limitations on exercisability.

         15. Amendment of Plan. The Board may at any time and from time to time modify or amend this Plan in such respect as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason, provided, however, that except as

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provided in paragraph 14 hereof no change in an option already granted to an employee shall be made without the written consent of such optionee. Unless approved within 11 months after adoption by the Board, by a vote of shareholders owning not less than a majority of all shares entitled to vote and represented at an annual meeting or a special meeting called for the purpose of such approval, no amendment or change shall be made in the Plan which would cause the Plan to no longer comply with Rule 16b-3 or any successor rule or other regulatory requirement.

         16. Approvals. The obligation of the Company under this Plan shall be subject to the approval of such state or federal authorities or agencies, if any, as may have jurisdiction in the matter. Shares shall not be issued with respect to an option unless the exercise and the issuance and delivery of the shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended, the respective rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability for the nonissuance or sale of such shares. The Board may require any action or agreement by an option holder as may from time to time be necessary to comply with the federal and state securities laws. The Company shall not be obligated to register options, or stock granted or purchased under the Plan.

         17. Employment Rights. Nothing in this Plan or any option or right granted pursuant thereto shall confer upon any optionee any right to be continued in the employment of the Company or any subsidiary of the Company, or to interfere in any way with the right of the Company, in its sole discretion, to terminate such optionee's employment at any time.

         18. Issue and Transfer Taxes. The Board may agree to require the Company to pay issuance or transfer taxes or shares issued pursuant to the exercise of an option under the Plan.

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